Exhibit 99

Pamela R. Rollins Appointed to the

RPC, Inc. Board of Directors

ATLANTA, January 22, 2019 – RPC, Inc. (NYSE: RES) announced today the appointment of Pamela R. Rollins to the Board of Directors of the Company.

Rollins holds a B.A. Degree from Stephens College with a major in Family Community Studies. She was employed by Orkin Exterminating Company from 1997 until 2008 and has been a member of the Rollins, Inc. Board of Directors since 2015 and the Marine Products Corporation Board of Directors since 2017. In addition, Ms. Rollins serves on the boards of Young Harris College, the National Monuments Foundation, and the O. Wayne Rollins Foundation. She is also a former board member of The Lovett School and an Emeritus Board Member of the Schenck School.  Ms. Rollins is the granddaughter of the founder of Rollins, Inc. and the daughter of the Chairman of the Company.

R. Randall Rollins, Chairman of the Board of RPC, Inc. stated, “Pam Rollins brings a distinct interest in a wide range of matters regarding social responsibility, making her a valuable component for a well-rounded Board.  We look forward to her contributions to our Board in the years ahead.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this press release, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net